Exhibit 3.8

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

JDS Uniphase Corporation, a corporation organized and existing under the laws of the State of Delaware, (the "Corporation" hereby certifies as follows:

FIRST: That, by their unanimous written consent as of August 4, 1999, the Board of Directors adopted a resolution proposing and declaring advisable the following amendment to the Amended and Restated Certificate of Incorporation of the Corporation:

RESOLVED, that paragraph 4.1 of Article 4 of the Corporation's Amended and Restated Certificate of Incorporation shall be amended, subject to stockholder approval, to read in its entirety as follows:

"4.1, Authorized Capital Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, `Common Stock' and `Preferred Stock.' The total number of shares which the Corporation is authorized to issue is three hundred one million (301,000,000) shares. Three hundred million (300,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($.001). One million (1,000,000) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($.001)."

SECOND: That the stockholders of the Corporation have approved at the Special Meeting of Stockholders held on September 28, 1999 said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, JDS Uniphase Corporation has caused this Certificate of Amendment to Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer and attested to by its Secretary this 28th day of September, 1999.

                                         JDS UNIPHASE CORPORATION

                                         By: /s/ KEVIN N. KALKHOVEN
                                            -----------------------
                                                 Kevin N. Kalkhoven
                                                 Chief Executive Officer

ATTEST:

By: /s/ ANTHONY R. MULLER
    ----------------------
        Anthony R. Muller
        Secretary